Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Contact: Chris Curran, 215.470-2414
Chris.curran@cigna.com

CIGNA Announces $30-40 Million Cost Reduction Charge

PHILADELPHIA, Jan. 5, 2009 – CIGNA (NYSE: CI) announced today several actions in response to the economic downturn that will strengthen the company’s competitive position, including the reduction in its global workforce by approximately 1,100 positions, around 4 percent of the company’s employees, and the planned consolidation of certain real estate locations.  As a result of these actions, CIGNA expects to incur approximately $30 -40 million, after tax, in cost reduction charges in the fourth quarter of 2008.

"Given the unprecedented economic situation we and our customers are facing, these actions are essential to ensure we can meet their needs for high value, cost effective products and services," said H. Edward Hanway, Chairman and Chief Executive Officer of CIGNA Corporation.  "Decisions like these are difficult and never made lightly, but they are necessary given the current environment."

The job eliminations are anticipated to be in large part complete by mid-year 2009 and all those impacted by these actions will be eligible for severance benefits and outplacement support.

CIGNA will provide more information on its cost reduction charge during its fourth quarter earnings call currently scheduled for Feb 5, 2009.

About CIGNA
CIGNA (NYSE:CI), a global health service company, is dedicated to helping people improve their health, well-being and security.  CIGNA Corporation's operating subsidiaries provide an integrated suite of medical, dental, behavioral health, pharmacy and vision care benefits, as well as group life, accident and disability insurance, to approximately 47 million people throughout the United States and around the world. To learn more about CIGNA, visit www.cigna.com.

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